Exhibit 23.02

CONSENT OF INDEPENDENT ACCOUNTANTS

        We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 25, 2003, except regarding the written settlement and mutual release agreement in Note 21, as to which the date is May 21, 2003, the June 2003 extinguishment of debt in Note 8, as to which the date is June 9, 2003, and the ICP vortex acquisition in Note 25, as to which the date is June 11, 2003, relating to the financial statements and financial statement schedule, which appears in Adaptec, Inc.'s Annual Report on Form 10-K for the year ended March 31, 2003. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California
April 5, 2004